UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Pentair, Inc.
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PENTAIR, INC.

Supplement to Proxy Statement for

Annual Meeting of Shareholders to Be Held April 25, 2012

This Supplement to Proxy Statement is being made available to shareholders of Pentair, Inc. (“Pentair”) in connection with the solicitation by Pentair’s Board of Directors of proxies to be voted at the 2012 Annual Meeting of Shareholders of Pentair to be held at the Thrivent Financial Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, on Wednesday, April 25, 2012, at 10:00 a.m. This Supplement to Proxy Statement supplements the proxy statement, dated March 9, 2012, previously made available to Pentair’s shareholders.

This Supplement to Proxy Statement is being made available to Pentair’s shareholders on or about April 3, 2012 to provide new information relating to Pentair’s recently announced proposed merger with the Flow Control business of Tyco (as defined below).

Although the proposed merger of Pentair with Flow Control will require approval of Pentair’s shareholders, Pentair is not seeking shareholder approval of the merger at the Annual Meeting of Shareholders. Pentair intends to call and hold a separate special shareholders’ meeting with respect to approval of such merger. See “Additional Information and Where to Find It” below.

Merger

On March 27, 2012, Pentair, Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Tyco”), Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a wholly-owned subsidiary of Tyco (“Flow Control”), Panthro Acquisition Co., a Delaware corporation (“AcquisitionCo”) and a wholly-owned subsidiary of Flow Control, and Panthro Merger Sub, Inc., a Minnesota corporation (“Merger Sub”) and a wholly-owned subsidiary of AcquisitionCo, entered into a Merger Agreement (the “Merger Agreement”) to combine Tyco’s Flow Control business with Pentair in a tax-free, all-stock merger valued at approximately $4.9 billion, including approximately $275 million of Flow Control debt (net of cash) assumed by the combined company which will be named “Pentair Ltd.” (“New Pentair”).

Pursuant to the Merger Agreement, which has been unanimously approved by the Boards of Directors of each of Pentair and Tyco, Merger Sub will merge with and into Pentair (the “Merger”), with Pentair surviving as a wholly-owned subsidiary of Flow Control. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of Pentair common stock will be converted into the right to receive one share of Flow Control common stock. Following the Distribution (as defined below) and the Merger, shares of New Pentair common stock will be listed on the New York Stock Exchange with former Pentair shareholders owning approximately 47.5% of New Pentair’s common stock and former Tyco shareholders owning approximately 52.5% of New Pentair’s common stock, in each case on a fully diluted basis using the treasury method under United States generally accepted accounting principles.

The Merger will occur immediately after the completion of the Separation (as defined below) and the Distribution which is expected to occur at the end of September 2012. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Separation and Distribution

In connection with the Merger Agreement, on March 27, 2012, Tyco, Flow Control and The ADT Corporation, a Delaware corporation (“ADT”), entered into a Separation and Distribution Agreement (the “Separation Agreement”), pursuant to which Tyco will, among other things, (i) engage in an internal restructuring whereby it will transfer to Flow Control certain assets related to the Flow Control business, and Flow Control will assume from Tyco certain liabilities associated with the Flow Control business (the “Separation”) and (ii) prior to the Merger, distribute to eligible holders of Tyco common stock all of the outstanding shares of Flow Control common stock through a pro-rata dividend (the “Distribution”).

Terms of the Merger Agreement and the Separation Agreement

Pursuant to the Merger Agreement, at the effective time of the Merger, Pentair’s executive officers will become the executive officers of New Pentair and the Board of Directors of Pentair, together with up to two new directors selected by Tyco and reasonably acceptable to Pentair, will be the Board of Directors of New Pentair.

Prior to the effective time of the Merger, Flow Control or one of its subsidiaries will incur or assume indebtedness in an amount equal to $500 million, all or a portion of the proceeds of which will be transferred to Tyco such that, at the effective time of the Merger, Flow Control will have $275 million of net indebtedness outstanding.

The consummation of the Merger is subject to the satisfaction or waiver of closing conditions applicable to Pentair, Tyco, Flow Control, AcquisitionCo and Merger Sub, including, among others, (i) subject to certain exceptions, the accuracy of representations and warranties, (ii) the absence of legal impediments prohibiting the consummation of the Merger and the transactions and agreements contemplated thereby, (iii) the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period and receipt of certain other regulatory approvals, (iv) the Distribution having occurred, (v) the approval of the Merger Agreement by Pentair’s shareholders and approval of the Distribution by Tyco’s shareholders, (vi) the effectiveness of the registration statements to be filed with the Securities and Exchange Commission and the approval for listing on the New York Stock Exchange of Flow Control common stock to be issued in the Distribution and the Merger, (vii) receipt of a solvency opinion with respect to Tyco and Flow Control, (viii) a maximum market capitalization of Flow Control and (ix) the receipt of customary tax opinions and rulings by governmental authorities regarding the tax treatment of the Distribution and the Merger.

The Merger Agreement contains customary representations, warranties and covenants of Pentair and Tyco. These covenants include, among others, (i) an obligation on behalf of both parties to operate their respective businesses in the ordinary course until the Merger is consummated and not to engage in certain kinds of transactions during such period, (ii) in the case of Pentair, to call and hold a special shareholders’ meeting and recommend the approval of the Merger Agreement, (iii) in the case of Tyco, to call and hold a special shareholders’ meeting and recommend the approval of the Distribution and (iv) an obligation that the parties use their respective reasonable best efforts to obtain governmental and regulatory approvals. In addition, under the terms of the Separation Agreement, each of Tyco and ADT, on the one hand, and Flow Control, on the other, are subject to reciprocal three-year non-compete obligations in respect of each other’s businesses, subject to customary exceptions.

Pentair is generally prohibited from soliciting competing acquisition proposals and may not provide non-public information or discuss or negotiate a competing acquisition proposal unless, following receipt of an unsolicited competing proposal, the Pentair Board of Directors concludes in good faith that (i) the proposal is reasonably likely to lead to a proposal that is superior to the Merger and (ii) the failure to take such action would be inconsistent with the Board of Directors’ duties under applicable laws. Tyco is generally prohibited from soliciting competing acquisition proposals for either Tyco or Flow Control and may not provide non-public information or discuss or negotiate a competing acquisition proposal for either Tyco or Flow Control unless, following receipt of an unsolicited competing proposal, the Tyco Board of Directors concludes in good faith that (i) the proposal is reasonably likely to lead to a proposal that is superior to the Merger, in the case of a Flow Control acquisition proposal, or the Merger and the proposed spin-off of ADT, collectively, in the case of a Tyco acquisition proposal, and (ii) the failure to take such action would be inconsistent with the Board of Directors’ duties under applicable laws.

The Merger Agreement contains certain termination rights for both Tyco and Pentair and further provides that, upon termination of the Merger Agreement under specified circumstances, certain termination fees may be payable:

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If (i) Tyco terminates the Merger Agreement because the Pentair Board of Directors has changed its recommendation in favor of the Merger, (ii) Pentair terminates the Merger Agreement to accept a superior acquisition proposal, (iii) either Tyco or Pentair terminates the Merger Agreement because the Merger has not been consummated prior to February 1, 2013, (iv) either Tyco or Pentair terminates the Merger Agreement because the approval of Pentair’s shareholders is not obtained or (v) Tyco terminates the Merger Agreement as a result of a breach by Pentair of its no-shop obligations and, in the case of clauses (iii), (iv) and (v), a Pentair takeover transaction was publicly announced and not withdrawn prior to termination and within 12 months of termination Pentair enters into a definitive agreement to consummate or consummates a takeover transaction, then Pentair must pay Tyco a $145 million termination fee.

•

If (i) Pentair terminates the Merger Agreement because the Tyco Board of Directors has changed its recommendation in favor of the Distribution in connection with a Flow Control takeover proposal or because an intervening event occurs that is not related to a Tyco takeover proposal, (ii) either Tyco or Pentair terminates the Merger Agreement because the Merger has not been consummated prior to February 1, 2013, (iii) either Tyco or Pentair terminates the Merger Agreement because the approval of Tyco’s shareholders of the Distribution is not obtained or (iv) Pentair terminates the Merger Agreement as a result of a breach by Tyco of its no-shop obligations and, in the case of clauses (ii), (iii) and (iv), (x) a Flow Control takeover transaction or (y) a Tyco takeover transaction was publicly announced and not withdrawn prior to termination and within 12 months of termination Tyco enters into a definitive agreement to consummate or consummates a Flow Control takeover transaction or, in the case of clause (x) above, a Tyco takeover transaction, then Tyco must pay Pentair a $145 million termination fee.

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If (i) Pentair terminates the Merger Agreement because the Tyco Board of Directors has changed its recommendation in favor of the Distribution (other than in connection with a Flow Control takeover proposal or an intervening event not related to a Flow Control takeover proposal or a Tyco takeover proposal), (ii) either Tyco or Pentair terminates the Merger Agreement because the Merger has not been consummated prior to February 1, 2013, (iii) either Tyco or Pentair terminates the Merger Agreement because the approval of Tyco’s shareholders of the Distribution is not obtained or (iv) Pentair terminates the Merger Agreement as a result of a breach by Tyco of its no-shop obligations, and in the case of clauses (ii), (iii) and (iv) a Tyco takeover transaction was publicly announced and not withdrawn prior to termination and within 12 months of termination Tyco enters into a definitive agreement to consummate or consummates a Tyco takeover transaction, then Tyco must pay Pentair a $370 million termination fee.

The Merger Agreement also provides that, prior to the effective time of the Merger, Tyco, Flow Control and ADT will enter into a tax sharing agreement, pursuant to which, among other things, Flow Control will be allocated certain tax liabilities and will share certain tax liabilities of the combined Tyco, Flow Control and ADT businesses for periods prior to the Distribution.

The Merger Agreement contains representations and warranties that the parties made to each other as of a specific date. The assertions embodied in the representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement and the transactions and agreements contemplated thereby among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the United States federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

Treatment of Equity Awards

Pentair stock options, restricted stock units, restricted shares and other equity awards generally will convert upon completion of the Merger into stock options, restricted stock units, restricted shares and other equity awards with respect to New Pentair common stock, after giving effect to appropriate adjustments to reflect the consummation of the Merger.

Tyco stock options, restricted stock units and performance stock units held by Flow Control employees generally will convert upon completion of the Merger into stock options, restricted stock units and performance stock units with respect to New Pentair common stock, after giving effect to appropriate adjustments to reflect the consummation of the Distribution. In addition, certain Tyco stock options, restricted stock units and performance stock units held by Tyco directors and certain Tyco employees will entitle such Tyco directors and employees to equity awards with respect to New Pentair common stock.

Waiver of Change in Control Protections

In connection with Pentair’s entry into the Merger Agreement, certain key executives of Pentair, including the named executive officers Messrs. Randall J. Hogan, John L. Stauch, Michael V. Schrock and Frederick S. Koury and Ms. Angela Lageson, have entered into agreements with Pentair waiving (i) accelerated vesting of their Pentair stock options, restricted stock units and restricted stock (except to the extent that such waiver would result in adverse tax consequences under Section 409A of the Code) and (ii) accelerated vesting and pro-rata payout of their cash performance units, in each case, in connection with the Merger (each, a “Waiver Letter”). Awards whose acceleration is waived will continue to vest in accordance with their normal terms, provided that unvested awards will vest in full in the event of certain qualifying terminations of employment. In addition, the performance conditions with respect to Pentair cash performance units will be deemed satisfied, and the value of such cash performance units will be fixed at target, upon the consummation of the Merger and such awards will only be subject to service-based vesting conditions.

Mr. Hogan has also waived his right to have any voluntary termination of his employment during the 30-day period following the first anniversary of the consummation of the Merger treated as a “good reason” termination.

Additional Equity Grants

In order to promote the retention of key executives during the period prior to and following the consummation of the Merger, Pentair will grant additional equity awards to certain key executives, including the named executive officers of Pentair, with an aggregate grant date value of up to $20 million, in connection with the consummation of the Merger. Messrs. Hogan’s, Stauch’s, Schrock’s and Koury’s and Ms. Lageson’s Waiver Letters provide for grants of restricted stock units with grant date values of $5,500,000, $1,727,835, $2,327,084, $1,019,083 and $875,000, respectively.

In addition, in consideration for the waivers of acceleration of equity and cash performance awards described above, Pentair will grant additional equity awards with a grant date value of up to $5 million, in connection with the consummation of the Merger. Messrs. Hogan’s, Stauch’s, Schrock’s, Koury’s and Ms. Lageson’s Waiver Letters provide for grants of restricted stock units with grant date values of $825,000, $259,175, $349,063, $152,862 and $131,250, respectively.

All such awards are expected to convert into equity awards with respect to New Pentair common stock upon the consummation of the Merger and are expected to vest in equal 50% installments on each of the third and fourth anniversaries of the consummation of the Merger, subject to earlier pro-rata vesting in the event of certain qualifying terminations of employment.

Employee Matters

The Merger Agreement provides that for 12 months following the consummation of the Merger, New Pentair will continue to provide employees of Tyco that remain with New Pentair with salaries, hourly wage rates, cash and long-term equity incentive target opportunities that are comparable in the aggregate to those in effect immediately prior to the consummation of the Merger. Pursuant to the Merger Agreement, New Pentair will treat employees’ service with Tyco or any of its subsidiaries as service with New Pentair for purposes of determining eligibility to participate, vesting and benefits under any compensation or benefit plan maintained by New Pentair. In addition, the Merger Agreement provides that for 12 months following the consummation of the Merger, New Pentair will honor and maintain Flow Control’s benefit plans in accordance with their terms as in effect immediately prior to the date of the Distribution.

The foregoing description of the Merger Agreement, the Separation Agreement and the Waiver Letters does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Separation Agreement, copies of which are filed as exhibits, and the Waiver Letters, a form of which is filed as an exhibit, to Pentair’s Current Report on Form 8-K filed on March 30, 2012, all of which are incorporated herein by reference.

Caution Concerning Forward-Looking Statements

This communication may contain certain statements about Pentair, Inc. (“Pentair”), Tyco Flow Control International Ltd. (“Tyco Flow”) and Tyco International Ltd. (“Tyco”) that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release may include statements about the expected effects on Pentair, Tyco Flow and Tyco of the proposed merger of Pentair and Tyco Flow (the “Merger”), the anticipated timing and benefits of the Merger, Pentair’s and Tyco Flow’s anticipated standalone or combined financial results and all other statements in this document other than historical facts. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “intends”, “will”, “likely”, “may”, “anticipates”, “estimates”, “projects”, “should”, “would”, “expect”, “positioned”, “strategy”, “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of Pentair, Tyco Flow and Tyco (as the case may be) and are subject to uncertainty and changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include: the satisfaction of the conditions to the Merger and other risks related to the completion of the Merger and actions related thereto; Pentair’s and Tyco’s ability to complete the Merger on anticipated terms and schedule, including the ability to obtain shareholder or regulatory approvals of the Merger and related transactions; risks relating to any unforeseen liabilities of Pentair or Tyco Flow; future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, losses and future prospects; business and management strategies and the expansion and growth of Pentair’s or Tyco Flow’s operations; Pentair’s and Tyco Flow’s ability to integrate successfully after the Merger and achieve anticipated synergies; the effects of government regulation on Pentair’s or Tyco Flow’s businesses; the risk that disruptions from the transaction will harm Pentair’s or Tyco Flow’s business; Pentair’s, Tyco Flow’s and Tyco’s plans, objectives, expectations and intentions generally; and other factors detailed in Pentair’s and Tyco’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including their Annual Reports on Form 10-K under the caption “Risk Factors”. Forward-looking statements included herein are made as of the date hereof, and none of Pentair, Tyco Flow or Tyco undertakes any obligation to update publicly such statements to reflect subsequent events or circumstances.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy. The Merger will be submitted to a vote of Pentair shareholders and the proposed distribution of Tyco Flow to Tyco shareholders will be submitted to a vote of Tyco shareholders. In connection with the Merger, Tyco Flow will file a registration statement on Form S-4 with the SEC. Such registration statement will include a proxy statement of Pentair that also constitutes a prospectus of Tyco Flow, and will be sent to Pentair shareholders. In addition, Tyco Flow will file with the SEC a Form 10 and Tyco will file a proxy statement with the SEC related to the proposed distribution of the Tyco Flow shares that will be sent to Tyco shareholders. Shareholders of Pentair and Tyco are urged to read the proxy statements and other documents filed with the SEC when they become available because they will contain important information about Pentair, Tyco Flow, Tyco and the proposed transactions. Shareholders will be able to obtain copies of these documents (when they are available) and other documents filed with the SEC with respect to Pentair, Tyco Flow and Tyco free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Pentair upon written request to Investor Relations Department, Pentair, Inc., 5500 Wayzata Blvd., Suite 800, Minneapolis, MN, 55416, or by calling (763) 545-1730, or from Tyco or Tyco Flow upon written request to Investor Relations Department, Tyco International Ltd., 9 Roszel Road, Princeton, NJ, 08540, or by calling (609) 720-4200.

Participants in the Merger Solicitation

Pentair and Tyco and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Pentair may be found in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 21, 2012 and definitive proxy statement relating to its 2012 annual meeting of shareholders filed with the SEC on March 9, 2012. Information about the directors and executive officers of Tyco may be found in its Annual Report on Form 10-K for the year ended September 30, 2011 filed with the SEC on November 16, 2011 and definitive proxy statement relating to its 2012 annual general meeting of shareholders filed with the SEC on January 13, 2012. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statements when it becomes available.